CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of Fidelity Commonwealth Trust: Fidelity Large Cap Stock Fund, Fidelity Small Cap Stock Fund, Fidelity Small Cap Selector, Spartan Market Index Fund and Fidelity Intermediate Bond Fund, of our reports dated June 5, 1998 on the financial statements and financial highlights included in the April 30, 1998 Annual Reports to Shareholders of the aforementioned funds.
We further consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectuses.

       /s/PricewaterhouseCoopers LLP
          PricewaterhouseCoopers LLP
          Boston, Massachusetts
          June 22, 1999